Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
December 11, 2009	Ginny Dunn
4:15 p.m. ET	Associate Director, Corporate
Communications & Investor
Relations
EntreMed, Inc.
240.864.2643
ENTREMED REPORTS RECEIPT OF THIRD QUARTER
ROYALTY PAYMENT
     ROCKVILLE, MD, December 11, 2009 — EntreMed, Inc. (Nasdaq: ENMD), today announced the receipt of $1.7 million in royalty revenue from sales of Thalomid® during the third quarter compared to estimated royalty revenue of $3.3 million. In addition, the Company anticipates a decrease in fourth quarter and projected revenue for fiscal 2009. The difference in estimated and actual revenues for the third quarter will be reflected in the fourth quarter financial results.
     EntreMed also plans to explore the sale of its rights to future royalties from sales of Thalomid® and has instituted additional expense reductions in non-clinical areas. EntreMed will continue ongoing activities in preparation for initiating a Phase II trial in ovarian cancer patients in the second quarter of 2010.
     Thalomid® is a registered trademark of Celgene Corporation.
About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing primarily ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer. ENMD-2076 is currently in Phase 1 studies in advanced cancers, multiple myeloma, and leukemia. The Company’s other therapeutic candidates include MKC-1, an oral cell-cycle regulator with activity against the mTOR pathway currently in multiple Phase 2 clinical trials for cancer, and ENMD-1198, a novel antimitotic agent currently in Phase 1 studies in advanced cancers. The Company also has an approved IND application for Panzem® in rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; the failure to consummate a transaction to monetize the royalty stream for any reason, including our inability to obtain the required third-party consents; declines in actual sales of Thalomid® resulting in reduced revenues; risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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